Exhibit 99.1

MEDIA CONTACTS:	INVESTOR CONTACT:
Jennifer-Robyn Meier/Heather Cunningham	Tina Moore, Director, Investor Relations
Goldleaf Financial Solutions, Inc.	Goldleaf Financial Solutions, Inc.
615.383.0803/813.531.9662	770.752.6460

Goldleaf Provides Strategic Initiatives Update

Sharpens Payment Focus with Announced Sale of Core and WinTeller Systems

ATLANTA, Jan. 6, 2009 — Goldleaf Financial Solutions Inc. (NASDAQ:GFSI), a provider of integrated technology-based solutions designed to improve the performance of financial institutions, today provided an update on its strategic initiatives including announcing that it has entered into a strategic alliance with Cedar Park, Texas-based Integrated Bank Technology (IBT), a software application and support services provider for community financial institutions to provide core, teller and outsourced item processing to its clients.  As part of this relationship, Goldleaf sold its core processing and WinTELLER systems to IBT.

Disposition Activity

The sale of its core and WinTELLER systems reflects Goldleaf’s global strategy to increase the organization’s focus on leveraging its strong position in the payments technology sector.

“Financial institutions rely heavily on their payments business, as it generates a significant percentage of their revenue,” said Lynn Boggs, CEO of Goldleaf. “Divesting our company of non-strategic business lines will enable Goldleaf to strengthen its existing platforms, which are designed to allow financial institutions to identify new revenue streams and manage their high-value payments business. Goldleaf seamlessly integrates all payment points, providing a tremendous benefit to financial institutions looking to consolidate payment operations, lower transaction costs and improve efficiencies.”

“Goldleaf has a long history with the core and teller business and recognizes the important functionality of those systems to financial institutions.  However, as we continually evaluate our market opportunities, we are confident in the decision to increase our focus on the opportunities afforded us in the payments sector.  With core and teller representing only $1.7 million of our expected 2009 revenue, we feel it is the appropriate time to take this step,” he continued.

During 2008 the company and its board engaged in a detailed review of its non-payment business lines, and, in May 2008, the company engaged an investment banking firm to assist in investigating the possibility of divesting RMSA. Since that date, the company has conducted substantial discussions with potential buyers about the possibility of divesting RMSA and other non-payment business lines to further solidify its leading position in payments technology. “We will carefully review opportunities to sharpen our payments focus, while staying mindful of the value and contribution of various business lines to our continuing operating performance,” Boggs noted. “These efforts will continue to be a high priority for the Company in 2009, as we seek additional opportunities to enhance shareholder value and further our strategic goals.”

Board Constituency

As a part of its ongoing assessment of the current Board constituency that began in May 2008, the company’s Board of Directors determined to seek new board members with payment industry experience at its November board meeting. According to Rob McCabe, chairman of Goldleaf’s Board of Directors, leveraging the expertise of additional payment executives on Goldleaf’s Board will better support the company’s direction and strategic focus.  “Our Board is evaluating several excellent potential candidates with payments experience and we hope to announce the appointment of at least one new director in the near future,” McCabe said.

Bank Financing

Goldleaf also announced today that the maturity for its senior credit facility has been extended to January 15, 2010.  Boggs commented, “Because of certain contractual terms of our existing subordinated debt, we would not expect to fully renegotiate our credit facility until after the middle of 2009.  We continue to have excellent relationships with our lending group, led by Bank of America, and look forward to working with them later in the year on a revised credit facility.”

Acquisition Activity and Debt Repayment

As noted previously, integration of its January 2008 Alogent acquisition and an emphasis on operating results in a difficult economic environment were key focus areas in 2008.  In addition, beginning in the third quarter of 2008, the Company has reduced its borrowing under its senior credit facility by $5.0 million.  “In 2009 we will continue to explore significant opportunities to grow our payments presence through focused acquisitions, but, in the absence of compelling acquisitions, we will continue to look for opportunities to further deleverage our balance sheet through senior credit facility payments or otherwise,” Boggs said.

Personnel Update

Effective January 5, 2009, Scott Meyerhoff has resigned as Goldleaf’s EVP, Finance and Strategy. Mr. Meyerhoff has agreed to remain with the company through January 31, 2009 to finalize the transition of his remaining duties to Dan Owens, Goldleaf’s CFO and EVP of Finance.  Over the past few months, Goldleaf has been reassigning and transitioning Meyerhoff’s duties to Owens and other members of the senior management team.

“Scott has been invaluable as we have worked through numerous acquisitions and the integration of those initiatives,” stated Boggs.  “When Scott let me know he was considering transitioning to other opportunities, he was very accommodating in agreeing to assist in smoothly transitioning his various responsibilities. Now that he has made a decision to leave Goldleaf, I would like to personally thank him for his integral role in the transformation of Goldleaf and wish him well in his future endeavors.”

About Goldleaf

Goldleaf Financial Solutions, Inc. offers a strategic suite of integrated technology and payment processing solutions to financial institutions of all sizes. Goldleaf’s products and services enable financial institutions to succeed in today’s competitive market, solidify their trusted financial relationships, expand their presence and improve profitability through the efficient use of technology.  Goldleaf works with clients across six continents. For more information about Goldleaf and its set of solutions, please visit the company at www.goldleaf.com.

Safe Harbor Statement

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the ability of the Company’s suite of products and services to enhance the competitiveness of its clients. These and other risks and uncertainties the company faces are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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